Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Monaco Coach Corporation 401(k) Plan of our report dated May 28, 2008, with respect to the financial statements of the Monaco Coach Corporation 401(k) Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Kernutt Stokes Brandt & Co. LLP

Eugene, Oregon

June 12, 2008